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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


                                              For further information contact:
                                              Donald A. Williams, Chairman & CEO
                                              Michael J. Janosco Jr., CFO
                                              413-568-1911


Westfield Financial, Inc. Declares Regular and Special Dividends and Reports Results for the Quarter Ended September 30, 2007

Westfield, Massachusetts, October 24, 2007: (NASDAQ:WFD) Westfield Financial, Inc. (the "Company"), the holding company for Westfield Bank (the "Bank"), reported net income of $2.2 million for the quarter ended September 30, 2007 compared to $0.9 million for the same period in 2006. This increase in net income represents earnings of $0.07 per diluted share for the quarter ended September 30, 2007, compared to $0.03 per diluted share for the same period in 2006. For the nine months ended September 30, 2007, net income was $6.1 million, or $0.20 per diluted share, compared to $3.4 million, or $0.11 per diluted share, for the same period in 2006.

The increase in earnings was primarily the result of an increase in net interest income. Net interest income was $7.6 million for the three months ended September 30, 2007 and $5.5 million for the same period in 2006. The increase in net interest income was mainly due to a $183.9 million increase in average earning assets as a result of funds raised in the second step stock offering. The net interest margin, on a tax equivalent basis, was 3.18% for the three months ended September 30, 2007, compared to 2.94% for the same period in 2006.

Noninterest expense for the three months ended September 30, 2007 was $5.4 million, compared to $4.9 million for the same period in 2006. This increase was primarily due to a $470,000 increase in salaries and benefits to $3.5 million for the three months ended September 30, 2007, compared to $3.0 million for the same period in 2006. Salaries expense increased $269,000 as a result of hiring new employees and normal increases in employee salaries. Much of the new hiring was associated with a new Westfield Bank branch which opened for business during the second quarter of 2007. Expenses related to share-based compensation increased $226,000 as a result of new grants of restricted stock and stock options in 2007, along with expenses related to the 2007 Employee Stock Ownership Plan.

The results for the three months ended September 30, 2006 included a net loss of $378,000 on the sale of fixed assets, which was the result of the sale of a building that previously housed Westfield Bank's branch in downtown Springfield, Massachusetts. The Company recorded no losses on the sale of fixed assets in the three months ended September 30, 2007.

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Balance Sheet Growth

Total assets increased $46.8 million to over $1.0 billion at September 30, 2007 from $996.8 million at December 31, 2006.

Investment securities increased $116.0 million to $525.0 million at September 30, 2007 from $409.0 million at December 31, 2006. Investment securities increased as Management invested the proceeds of the second step stock offering. Cash and cash equivalents decreased $101.5 million, to $53.0 million at September 30, 2007 from $154.5 million at December 31, 2006. The decrease in cash and cash equivalents is the result of using funds to purchase investment securities.

Net loans increased by $16.9 million, to $402.1 million at September 30, 2007 from $385.2 million at December 31, 2006. The increase in net loans was primarily the result of an increase in commercial and industrial loans and commercial real estate loans. Commercial and industrial loans increased $10.7 million to $111.1 million at September 30, 2007 from $100.4 million at December 31, 2006. Commercial real estate loans increased $6.9 million to $181.4 million at September 30, 2007 from $174.5 million at December 31, 2006.

Asset growth was funded primarily through a $48.0 million increase in Federal Home Loan Bank borrowings, which totaled $103.0 million at September 30, 2007. In addition, customer repurchase agreements increased $4.9 million to $22.8 million at September 30, 2007 from $17.9 million at December 31, 2006. All of Westfield Bank's customer repurchase agreements at September 30, 2007 were held by commercial customers.

Total deposits decreased $13.3 million to $614.2 million at September 30, 2007 from $627.5 million at December 31, 2006. The decrease in deposits was due to a decrease in money market accounts and time deposits, partially offset by an increase in regular savings accounts. Money market accounts decreased $12.9 million to $81.6 million at September 30, 2007. Time deposits decreased $6.1 million to $367.9 million at September 30, 2006. These decreases were partially offset by an increase of $6.5 million in regular savings accounts which was fueled by a new product with a higher interest rate than the Bank's other regular savings products.

Stockholders' equity at September 30, 2007 and December 31, 2006 was $289.6 million and $289.4 million, respectively, which represented 27.8% of total assets as of September 30, 2007 and 29.0% of total assets as of December 31, 2006.

Credit Quality

Nonperforming loans were $1.5 million at September 30, 2007 and $1.0 million at December 31, 2006. This represents 0.36% of total loans at September 30, 2007 and 0.26% of total loans at December 31, 2006.

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James Hagan, President and COO, stated "Westfield Bank has emphasized high quality commercial credit and we are pleased with our loan quality. I'd like to reiterate that the Bank has not conducted any sub-prime residential lending programs." In September 2001, Westfield Bank began referring substantially all of the originations of its residential real estate loans to a third party mortgage company.

The allowance for loan losses was $5.8 million at September 30, 2007 and $5.4 million at December 31, 2006. This represents 1.42% of total loans at September 30, 2007 and 1.39% of total loans at December 31, 2006. The allowance for loan losses as a percentage of nonperforming loans was 390% at September 30, 2007 and 529% at December 31, 2006.

Mortgage-backed securities totaled $378.0 million at September 30, 2007 and were primarily comprised of securities issued by government-sponsored enterprises, such as Fannie Mae. Privately issued mortgage-backed securities comprised 10.2% of the mortgage-backed securities portfolio at September 30, 2007, are rated AAA by Standard & Poors, and contain no sub-prime collateral.

Declaration of Regular and Special Dividends

Donald A. Williams, Chairman and Chief Executive Officer stated, "On October 23, 2007, the Board of Directors declared a regular cash dividend of $0.05 per share and a special cash dividend of $0.20 per share. Both the regular and special dividends are payable on November 20, 2007, to all shareholders of record on November 7, 2007."

The Bank is headquartered in Westfield, Massachusetts and operates through 11 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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                   WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
          Selected Consolidated Statement of Operations and Other Data
                  (Dollars in thousands, except per share data)
                                   (Unaudited)

                                                Three Months Ended             Nine Months Ended
                                                   September 30,                 September 30,

                                                2007           2006           2007           2006
                                                ----           ----           ----           ----
Interest and dividend income                $    13,752    $    10,727    $    39,655    $    31,269
Interest expense                                  6,173          5,183         17,143         14,035
                                            -----------    -----------    -----------    -----------

Net interest and dividend income                  7,579          5,544         22,512         17,234
Provision for loan losses                            50             50            225            325
                                            -----------    -----------    -----------    -----------

Net interest and dividend income after
 provision for loan losses                        7,529          5,494         22,287         16,909
Noninterest income                                  964            493          2,757          2,231
Noninterest expense                               5,351          4,877         16,237         14,578
                                            -----------    -----------    -----------    -----------

Income before income taxes                        3,142          1,110          8,807          4,562
Income taxes                                        970            236          2,710          1,115
                                            -----------    -----------   ------------    -----------
Net income                                  $     2,172    $       874    $     6,097    $     3,447
                                            ===========    ===========    ===========    ===========

Basic earnings per share (1)                $      0.07    $      0.03    $      0.20    $      0.11

Average shares outstanding (1)               29,785,103     30,680,142     29,999,156     30,615,656

Diluted earnings per share (1)              $      0.07    $      0.03    $      0.20    $      0.11

Diluted average shares outstanding (1)       30,248,763     31,256,723     30,498,623     31,204,677

Other Data:

Return on Average Assets (2)                      0.84%          0.42%          0.81%          0.56%

Return on Average Equity (2)                      2.97%          2.99%          2.80%          4.00%

Net Interest Margin (3)                           3.18%          2.94%          3.27%          3.11%

(1) Per share amounts related to periods prior to the date of completion of the conversion
    (January 3, 2007) have been restated to give retroactive recognition to the exchange ratio applied in the conversion.
(2) Three and nine month results have been annualized.
(3) Net interest margin is calculated on a tax equivalent basis.

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
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                   WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
               Selected Consolidated Balance Sheet and Other Data
                 (Dollars in thousands, except per share data)
                                  (Unaudited)

                                              September 30,    December 31,
                                                  2007             2006
                                                  ----             ----

Total assets                                   $1,043,588        $996,829
Securities held to maturity                       285,427         240,392
Securities available for sale                     239,598         168,629
Stock in Federal Home Loan Bank of Boston           6,610           4,246

Loans                                             407,881         390,621
Allowance for loan losses                           5,793           5,437
                                               ----------        --------
Net loans                                         402,088         385,184

Total deposits                                    614,169         627,466

Federal Home Loan Bank advances                   103,000          55,000

Customer repurchase agreements                     22,823          17,919

Stockholders' equity                              289,602         289,408

Book value per share                                 9.07            9.07


Other Data:

Nonperforming loans                            $    1,486        $  1,028

Nonperforming loans as a percentage
 of total assets                                    0.14%           0.10%

Nonperforming loans as a percentage
 of total loans                                     0.36%           0.26%

Allowance for loan losses as a percentage
 of nonperforming loans                              390%            529%

Allowance for loan losses as a percentage
 of total loans                                     1.42%           1.39%

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